UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Schlumberger N.V. (Schlumberger Limited)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

42, rue Saint-Dominique

75007 Paris, France

Parkstraat 83

2514 JG The Hague

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS To Be Held April 11, 2007

March 1, 2007

The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles, on Wednesday, April 11, 2007 at 10:30 in the morning (Curaçao time), for the following purposes:

1.	To elect 13 directors.

2.	To report on the course of business during the year ended December 31, 2006, to approve the Company’s Consolidated Balance Sheet as at December 31, 2006, its Consolidated Statement of Income for the year ended December 31, 2006, and the declaration of dividends by the Board of Directors as reflected in the Company’s 2006 Annual Report to Stockholders.

3.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2007.

Action will also be taken upon such other matters as may come properly before the meeting.

The close of business on February 21, 2007 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

Ellen Summer
Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker.

PROXY STATEMENT

March 1, 2007

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2007 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 1, 2007. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2006 Annual Report to Stockholders is included in this package as a separate document. The Company’s Consolidated Balance Sheet as at December 31, 2006, its Consolidated Statement of Income for the year ended December 31, 2006 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $11,000 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

Proxies and Voting Procedures

Each stockholder of record at the close of business on February 21, 2007 is entitled to one vote for each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners. On February 21, 2007, there were 1,178,552,017 outstanding shares of common stock of Schlumberger, excluding 155,660,147 shares held in treasury.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as provided by Netherlands Antilles law, meetings of stockholders are held in the Netherlands Antilles. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions and broker non-votes (described below) are counted for determining the presence of a quorum. If a quorum is not present at the meeting, the Board may call a second General Meeting at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers will have discretion to vote on ALL items scheduled to be presented at the Annual General Meeting.

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan (“DSPP”) may authorize a proxy by:

•	The internet at the following internet address: http://www.investorvote.com;
•	Telephonically in the United States by calling toll-free 1-800-652-8683 or outside the United States by calling collect 1-781-575-2300 on a touch tone phone; or
•	Completing and mailing the enclosed proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on April 10, 2007. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in a program that also permits beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

1. Election of Directors

It is intended to fix the number of directors at 13 and to elect a Board of Directors of 13 members, each to hold office until the next Annual General Meeting of Stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, other than Philippe Camus, Nikolay Kudryavtsev and Leo Rafael Reif, is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 13 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected. Mr. John Deutch and Mr. André Lévy-Lang have reached normal retirement age for directors and are not standing for re-election.

A majority of the votes cast is required to elect each nominee for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board of Directors’ nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

Nominee, Age and Five-Year Business Experience	Director Since

PHILIPPE CAMUS, 58; Co-Managing Partner, Société Lagardère, a French media and technology company, since March 1998, and Senior Managing Director, Evercore Partners Inc., an advisory and investment firm, since July 2005; co-Chief Executive Officer of the European Aeronautic Defence & Space Company, an aerospace and defense contractor, from July 2000 to July 2005, New York, New York (1)

N/A

JAMIE S. GORELICK, 56; Partner, Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since July 2003; Vice Chair of Fannie Mae, financing of U.S. home mortgages, from May 1997 to July 2003, Washington, D.C. (2)	2002

ANDREW GOULD, 60; Chairman and Chief Executive Officer since February 2003, President and Chief Operating Officer, March 2002 to February 2003, Executive Vice President Oilfield Services from January 1999 to March 2002 (3)	2002

TONY ISAAC, 65; Retired; Former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006, Surrey, U.K. (4)	2003

NIKOLAY KUDRYAVTSEV, 56; Rector, Moscow Institute of Physics and Technology since June 1997, Moscow, Russia (5)	N/A

ADRIAN LAJOUS, 63; Senior Energy Advisor, McKinsey & Company, Houston, Texas, and President of Petrométrica, an energy consulting company, since January 2001, Mexico City (6)	2002

Nominee, Age and Five-Year Business Experience	Director Since
MICHAEL E. MARKS, 56; Member of Kohlberg Kravis Roberts & Co., a private equity firm, since January 2006, Menlo Park, California; Chief Executive Officer of Flextronics, an electronics manufacturing services company, from January 1994 to January 2006 and Chairman of the Board since January 2006 and from July 1993 to January 2003, Singapore (7)	2005

DIDIER PRIMAT, 62; President, Primwest Holding N.V., an investment management company, Curaçao, Netherlands Antilles (8)	1988

LEO RAFAEL REIF, 56; Provost, Chief Academic Officer and Chief Budget Officer, Massachusetts Institute of Technology since August 2005, Head of Electrical Engineering and Computer Science Department, from September 2004 to July 2005, and Associate Department Head for Electrical Engineering, Department of Electrical Engineering and Computer Science from January 1999 to August 2004, Cambridge, Massachusetts

N/A

TORE I. SANDVOLD, 59; Chairman, Sandvold Energy AS, an advisory company in the energy business, since September 2002; Chairman of the Board of Petoro AS, a Norwegian state-owned oil company, from May 2001 to September 2002; Director General, Norwegian Ministry of Oil & Energy from 1990 to May 2001, Oslo, Norway (9)	2004

NICOLAS SEYDOUX, 67; Chairman, Gaumont, a French filmmaking enterprise, Paris (8) (10)	1982

LINDA GILLESPIE STUNTZ, 52; Partner, Stuntz, Davis & Staffier P.C., a law firm, Washington, D.C. (11)	1993

RANA TALWAR, 58; Chairman, Sabre Capital Worldwide Inc., a private equity and management firm focused on investing in financial institutions in emerging markets with an emphasis on Asia, since December 2002, Tortola, British Virgin Islands; Group Chief Executive, Standard Chartered PLC, a global bank, from June 1997 to December 2001, London (12)	2005

(1)	Mr. Camus is a director of Accor S.A., a hotel and tourism related company, where he serves on its Audit Committee, and a director of Credit Agricole, a banking company, where he is a member of the Audit Committee and Chairman of the Compensation Committee.

(2)	Ms. Gorelick is a director of United Technologies Corporation, a provider of high technology products and services, where she serves on its Finance and Public Issues Review Committees, and serves on the boards of the John D. and Catherine T. MacArthur Foundation and the Carnegie Endowment for International Peace. She is a member of the Council on Foreign Relations.

(3)	Mr. Gould is a director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group, and is Chairman of its Audit Committee and a member of its Remuneration Committee.

(4)	Mr. Isaac is a senior independent director of International Power plc, an independent power producer, and is Chairman of its Audit Committee and serves on its Remuneration and Appointments Committees; and a senior independent director of the Hogg Robinson Group, a corporate travel services company, where he serves on its Remuneration Committee and is Chairman of its Audit Committee.

(5)	Mr. Kudryavtsev is a member of the Russian Academy of Sciences and a member of the Council of the Ministry of Education and Science of Russia for Scientific Programs.

(6)	Mr. Lajous is a director of Ternium, S.A., a flat and long steel producer headquartered in Luxembourg, and a member of its Audit Committee; a director of Trinity Industries, Inc., a volume producer of freight and tank railcars in the United States and Mexico; and Chairman of Oxford Institute for Energy Studies, Oxford, U.K.

(7)	Mr. Marks is a director at SanDisk, a memory products company headquartered in California, and a member of its Compensation and Nominating and Governance Committees; and a director of Crocs, Inc., a specialty shoe manufacturer. Mr. Marks also serves on several private company boards in connection with his employment by Kohlberg Kravis Roberts & Co.

(8)	Mr. Primat and Mr. Seydoux are cousins.

(9)	Mr. Sandvold is a director of Teekay Shipping Corporation, a leading provider of international crude oil and petroleum product transportation services, where he is a member of its Audit Committee, and also serves on the boards of Lambert Energy Advisory Ltd., E.on Rührgas Norge AS, Energy Policy Foundation of Norway, Stavanger University and Offshore Northern Seas (ONS).

(10)	Mr. Seydoux is a director of Arte, a Franco-German TV company.

(11)	Mrs. Stuntz is a director of Raytheon Company, a defense technology company, where she serves on its Audit Committee and is Chair of its Public Affairs Committee.

(12)	Mr. Talwar is a director of Pearson PLC, an international media company in London, and a member of its Personnel, Nominating and Treasury Committees; a director of Fortis, an integrated financial services provider in Belgium and the Netherlands, and a member of its Nominations and Remuneration Committees; Chairman of Centurion Bank, India, and a member of its Executive and Nominating Committees; a member of the Governing Body of the Indian School of Business; a director of the National Society for the Prevention of Cruelty to Children in the U.K.; and a member of the Strategy Board in the U.K. Department of Trade and Industry.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owners of 5% or more of the common stock.

	Beneficial Ownership of Common Stock

Name and Address	Number of Shares	Percentage of Class
Capital Research and Management Company (1) 333 South Hope Street Los Angeles, CA 90071	109,838,500	9.3%

FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	94,202,906	7.9%

(1)	Based on an amendment to a Statement on Schedule 13G dated February 7, 2007. Such filing indicates that Capital Research and Management Company acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, has sole voting power with respect to 27,857,500 shares and sole dispositive power with respect to 109,838,500 shares. The filing indicates that the common stock was acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

(2)	Based on an amendment to a Statement on Schedule 13G dated February 14, 2007. Such filing indicates that FMR Corp. has sole voting power with respect to 6,577,375 shares and sole dispositive power with respect to 94,202,906 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the common stock was acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

The following lists the shares of Schlumberger common stock beneficially owned as of February 12, 2007 by all directors and nominees, by each of the named executive officers, and by the directors, director nominees and executive officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of February 12, 2007, no nominee for director owned more than 1% of the outstanding shares of the Company’s common stock, except Mr. Primat who owned 2.7%. All directors, director nominees and executive officers as a group owned 3.3% of the outstanding shares of the Company at February 12, 2007.

Name	Shares

Dalton Boutte	590,406	(1)
Philippe Camus	—
Mark Corrigan	83,827	(2)
John Deutch	15,200	(3)
Jamie S. Gorelick	19,200	(4)
Andrew Gould	2,776,042	(5)
Tony Isaac	8,000	(6)
Nikolay Kudryavtsev	—
Adrian Lajous	10,380	(7)
André Lévy-Lang	23,000
Michael E. Marks	8,000
Satish Pai	346,496	(8)
Jean-Marc Perraud	378,014	(9)
Didier Primat	32,329,256	(10)
Leo Rafael Reif	—
Tore I. Sandvold	12,000
Chakib Sbiti	520,568	(11)
Nicolas Seydoux	487,320	(12)
Linda Gillespie Stuntz	23,200	(13)
Rana Talwar	8,000
All directors, director nominees and executive officers as a group (30 persons)	38,997,672	(14)

(1)	Includes 578,738 shares which may be acquired by Mr. Boutte within 60 days through the exercise of stock options.

(2)	Includes 55,000 shares which may be acquired by Mr. Corrigan within 60 days through the exercise of stock options.

(3)	Includes 1,200 shares owned by Mr. Deutch’s wife, as to which he disclaims beneficial ownership, and excludes 1,000 shares which he deferred receipt under the Stock and Deferral Plan for Non-Employee Directors.

(4)	Excludes 9,000 shares which she deferred receipt under the Stock and Deferral Plan for Non-Employee Directors.

(5)	Includes 1,708,222 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options and 153,760 pledged shares.

(6)	Excludes 5,000 shares which he deferred receipt under the Stock and Deferral Plan for Non-Employee Directors.

(7)	Held through a limited liability company in which Mr. Lajous has an indirect interest, and excludes 4,000 shares for which he deferred receipt under the Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes 329,540 shares which may be exercised by Mr. Pai within 60 days by the exercise of stock options.

(9)	Includes 320,000 shares which may be acquired by Mr. Perraud within 60 days through the exercise of stock options.

(10)	Includes 1,120,000 shares as to which Mr. Primat shares investment power, 7,998,016 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power, and 1,320,000 pledged shares.

(11)	Includes 485,000 shares which may be acquired by Mr. Sbiti through the exercise of stock options.

(12)	Excludes 30,728 shares owned by Mr. Seydoux’s wife, as to which he has no voting and investment power, and includes 137,173 pledged shares.

(13)	Includes 6,000 shares as to which Mrs. Stuntz shares voting power and 600 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee and excludes 2,400 shares which she deferred under the Stock and Deferral Plan for Non-Employee Directors.

(14)	Includes 5,688,312 shares which may be acquired by executive officers as a group within 60 days through the exercise of stock options and excludes 21,400 shares for which directors deferred receipt under the Stock and Deferral Plan for Non-Employee Directors.

Section 16 (a) Beneficial Ownership Reporting Compliance

The Company believes, based upon a review of the forms filed by its officers and directors, that during 2006 all of its officers and directors filed on a timely basis the reports required to be filed under Section 16 (a) of the Securities Exchange Act of 1934, except for a late Form 4 filing by Adrian Lajous to report the sale of 1,400 shares of Schlumberger stock.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that, within five years after April 22, 2004 or after joining the Board, each Board member own at least 10,000 shares or restricted stock units.

Corporate Governance

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board of Directors, its committees and the Company.

Majority Voting for Directors

Schlumberger’s Articles of Incorporation provide that director nominees must be elected at a general meeting of stockholders by a majority of votes cast.

Director Independence

The Board of Directors has determined that each director and director nominee is independent, as defined for purposes of the New York Stock Exchange’s listing standards, other than Mr. Gould, who is Chairman and Chief Executive Officer of Schlumberger. In making this determination, the Board affirmatively determined that each independent director and director nominee has no material relationship with Schlumberger or management, and that none of the express disqualifications contained in the NYSE rules applied to any of them. As contemplated by NYSE rules, the Company has categorical standards to assist the Board in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director nominee in making its independence determinations. A relationship falls within the current categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or
•	Is a type of relationship addressed in Item 404 of Regulation S-K of the Securities and Exchange Commission, but under that item does not require disclosure; or
•

Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the independent directors or director nominees has ongoing relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Director Nominations

The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. In the case of Messrs. Camus, Kudryavtsev and Reif, who are being nominated as directors for the first time this year, Messrs. Camus and Reif were both recommended by members of the Nominating and Governance Committee, and Mr. Kudryavtsev was recommended by Mr. Gould, Schlumberger’s Chief Executive Officer. All potential director nominees must be considered by the Nominating and Governance Committee before being contacted by other Company directors or officers as possible nominees and before having their names formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by security holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to Chair, Nominating and Governance Committee, care of the Secretary, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056 by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors, customers, or other third parties that could present realistic possibilities of conflict of interest or legal issues. The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity.

Meetings of the Board of Directors and its Committees

During 2006, the Board of Directors held five meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Technology Committee. During 2006, the Audit Committee met five times; the Compensation Committee met five times; the Finance Committee met twice; the Nominating and Governance Committee met five times; and the Technology Committee met twice. All incumbent director nominees attended at least 75% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. From time to time between meetings, board and committee members may confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with the independent consultants on behalf of the relevant committee.

Board meetings have historically been held on the third Thursday of January, April, July and October, and committee meetings have been held on the day before each Board meeting. In 2006, the Board also began meeting on the first Thursday of June without any associated committee meetings to discuss topics of significance, such as business strategy, and to visit company facilities. Additional meetings of the Board are held from time to time as required.

Board Committees

Members of the Committees of the Board of Directors for 2006

	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee	Technology Committee
John Deutch (1)				X	X*
Jamie S. Gorelick		X	X
Andrew Gould
Tony Isaac	X		X*
Adrian Lajous	X	X		X
André Lévy-Lang (1)	X*			X	X
Michael Marks		X
Didier Primat			X
Tore I. Sandvold			X		X
Nicolas Seydoux		X		X*
Linda Gillespie Stuntz		X*		X
Rana Talwar	X

*	Chair
(1)	Messrs. Deutch and Lévy-Lang have reached normal retirement age for directors (68) and are not standing for re-election.

Audit Committee

The Audit Committee consists of four independent directors who meet the independence and other requirements of the New York Stock Exchange’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;
•	evaluate the independence and qualification of the independent registered public accounting firm;
•	review with the independent registered public accounting firm the scope and results of its audit, and any audit problems or difficulties and management’s response;
•	discuss the Schlumberger annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
•

review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss with management Schlumberger’s risk assessment and risk management policies;
•

discuss with management and the independent registered public accounting firm Schlumberger’s earnings press releases, as well as the type of financial information and earnings guidance, if any, provided to analysts and rating agencies;

•

review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	set policies for the hiring of employees or former employees of the Company’s independent registered public accounting firm;

•

review with the internal audit department the status and results of the annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for the Schlumberger annual proxy statement.

The independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, fees and terms for audit and other services provided by the Company’s independent registered public accounting firm.

The Board of Directors has determined that Messrs. Isaac, Lévy-Lang and Talwar, who are independent under applicable New York Stock Exchange listing standards, are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/audit_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Compensation Committee

The Compensation Committee consists of five independent directors who meet the independence requirements of the New York Stock Exchange’s listing standards. The purpose of the Compensation Committee is to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation, oversee Schlumberger’s general compensation philosophy, serve as the stock option committee under Schlumberger’s stock option plans and prepare the annual Compensation Committee Report required by the rules of the Securities and Exchange Commission. The authority and responsibilities of the Compensation Committee include the following:

•

review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the full Board meeting in an executive session of independent directors. The Compensation Committee bases its recommendations regarding CEO compensation on:

•	CEO performance in light of those objectives;
•	the Company’s financial and business performance, and relative shareholder returns;
•	the CEO’s compensation in prior years; and
•	the Company’s objective to be competitive with comparable peer group companies;
•

review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their annual compensation, including salary, annual cash incentive and long-term incentives;

•	select appropriate peer groups against which the Company’s executive compensation is compared;
•

review incentive compensation and equity based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies and recommend changes to the Board;

•	administer and make awards under the Company’s stock option plans and review and approve annual stock allocation under those plans;
•

monitor and review the Company’s overall compensation and benefits program design to ensure continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives and alignment with shareholder interests;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;
•	establish stock ownership guidelines for executive officers and other key position holders;
•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement to shareholders; and
•	submit a Compensation Committee Report recommending to the Board that the CD&A be included in the proxy.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, New York Stock Exchange listing standards and Schlumberger’s governing documents.

The Compensation Committee has retained Towers Perrin as an independent consultant with respect to executive compensation matters. The consultant reports to and acts at the direction of the Compensation Committee. Schlumberger management does not direct or oversee the activities of Towers Perrin with respect to the Company’s executive compensation program and has not engaged Towers Perrin for any other matter, except producing communication materials relating to the establishment of a pension plan in France. Towers Perrin prepares compensation surveys for review by the Compensation Committee in October in advance of the annual executive officer compensation review each January. Towers Perrin works with the Company’s human resources function to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the surveys. Towers Perrin and the Company’s human resources function also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Towers Perrin to prepare an analysis of each named executive officer’s compensation.

Schlumberger’s Chief Executive Officer reviews the compensation of other executive officers and makes a recommendation to the Compensation Committee.

The Compensation Committee does not assist the Board with respect to director compensation, which is the responsibility of the Nominating and Governance Committee. For more information, please read “Board Committees—Nominating and Governance Committee.”

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/compensation_committee.asp?. Stockholders may also obtain a copy of the Compensation Committee’s charter, without charge, by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas, 77056.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five independent directors, who meet the independence requirements of the New York Stock Exchange’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;
•	evaluate the suitability of potential nominees for membership on the Board;
•	periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;
•

recommend to the Board the number and names of proposed nominees for election as director at the annual meeting of stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy;

•

consider the resignation of a director who has changed his or her principal occupation and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members;
•

monitor trends and best practices in corporate governance, periodically review the corporate governance guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws, and in the policies and practices of the Board;

•

monitor trends and best practices in director compensation, benefits and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with the Corporate Governance Guidelines;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;
•	oversee the annual assessment of Board effectiveness and report to the Board;
•	periodically review and make recommendations to the Board regarding new Director orientation and Director continuing education;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;
•

approve the membership of any executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board.

The Nominating and Governance Committee has periodically retained Pearl Meyer & Partners as an independent consulting firm with respect to director compensation matters. The consultant reports to and acts at the direction of the Nominating and Governance Committee. The consultant prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/nomgov_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment and reinvestment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;
•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:
•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity, and the Company’s financial ratios and credit rating policy;
•	the Company’s dividend policy; and
•	the issuance and repurchase of Company stock;
•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;
•	review the investor relations and shareholder services of the Company;
•	review the financial aspects of any acquisitions submitted to the Board;
•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and
•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/finance_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Technology Committee

The Technology Committee advises the Board and management on various matters, including the following:

•	research and development: strategies and priorities; and
•	the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology, systems integration and university relationships.

The Technology Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/tech_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Director Presiding at Executive Sessions

The Board of Directors schedules executive sessions without any management members present in conjunction with each regularly scheduled Board meeting, and at the request of a director. Mr. Nicolas Seydoux, Chair of the Nominating and Governance Committee, presides at these executive sessions of non-management directors.

Stockholder Communication with Board Members

The Board has established a process for interested parties to send communications, other than sales-related communications, to one or more of its members. Any such communication should be sent by letter addressed to any member or members of the Board to whom the communication is directed, care of the Secretary, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the Annual General Meeting of Stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2006, Mr. Deutch attended the Annual General Meeting.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at www.slb.com/ir. Stockholders may also obtain copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

AUDIT COMMITTEE REPORT

During 2006, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

The Company’s independent registered public accounting firm provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent registered public accounting firm’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Tony Isaac	André Lévy-Lang, Chair
Adrian Lajous	Rana Talwar

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

Philosophy

Schlumberger’s compensation philosophy is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support the Company’s values in the areas of people, technology and profitability. Promotion from within is a key principle at Schlumberger, and a significant majority of executive officers have reached their current positions through career development in the Company. Diversity is a very important part of Schlumberger’s cultural philosophy, and Schlumberger believes its use of similar compensation packages at all levels is a strong factor in Schlumberger’s success with diversity. The same compensation philosophy is applied to all levels of exempt employees, including executive officers. While the amounts may be different, each of the components of the compensation package is the same and is applied using the same methodology. Exceptions to this principle are generally due to local requirements.

Employees globally are included in an annual objectives-setting process and review, and their performance against these objectives determines the compensation they receive. Other factors affecting compensation are:

•	annual Company performance;
•	the job’s impact on Company results;
•

the Company’s objective to be competitive with selected companies in the oil services, exploration and production, refining and pipeline industries and with selected other companies of comparable size and scope, known as the comparator or peer groups; and

•	internal equity.

Executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In line with this philosophy, executive officers receive minimal perquisites and have no employment agreements or “golden parachutes”. In the event of a change in control, the only compensation and benefits changes for all employees, including executive officers, are full vesting in any unexercised stock options and full vesting in any account balance under the supplemental retirement savings plan.

In establishing executive compensation, Schlumberger believes that:

•	base salaries should be at levels competitive with peer companies that compete with the Company for business opportunities and executive talent;
•	annual cash incentive and stock option awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance; and
•

the Company’s policies should encourage appropriate executive stock ownership through stock option awards and stock ownership guidelines in order to align the interests of its executive officers with those of its stockholders.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•	provide market-competitive compensation and benefits that will enable Schlumberger to attract, motivate and retain talented executive officers;
•	produce long-term positive results for the Company’s stockholders and employees; and
•	provide balanced incentives for achieving short-term goals and long-term growth.

Administration

The Schlumberger executive compensation program is administered by the Compensation Committee of the Board of Directors. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Corporate Governance - Compensation Committee”. The Compensation Committee has retained an independent consulting firm with respect to executive compensation matters. The consultants working on Schlumberger’s executive compensation matters report to and act at the direction of the Compensation Committee. Schlumberger management does not direct or oversee the activities of the consulting firm with respect to the Company’s executive compensation program and has not engaged the consulting firm for any other matter, except producing communication materials relating to the establishment of a pension plan in France.

Elements of Compensation

General

The primary elements of the executive compensation program during an individual’s tenure consist of:

•	base salary;
•	annual cash incentive; and
•	long-term incentives (stock option awards).

Restricted stock units have recently been added to the range of compensation tools, although currently they are used for a limited population that does not include executive officers.

The selection of the three main elements allows the Company to remain competitive in attracting and retaining executive talent, and to motivate executives with current and potential financial rewards. At the same time, this relatively simple compensation plan design enables it to be applied and communicated to exempt employees of over 140 nationalities working in approximately 80 countries globally. Schlumberger sees diversity of its work force as a business imperative enabling the Company to provide services to clients anywhere in the world.

In years of average performance the Committee deems it appropriate to position executive officer jobs at or around the median of the market for a comparable position. This means that the package remains competitive enough to attract and retain top talent but does not over reward average performance. Compensation is set between the 50th and 75th percentiles or higher for exceptional business performance, for key skills in critical demand, and for positions that are of high internal value. The Company is prepared to pay above the 75th percentile for performance that significantly exceeds the Company’s and the individual’s goals for purposes of motivation, reward and retention.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentive and stock options comprise total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The Committee reviews the mix of the compensation elements for executive officers against companies in the comparator groups as part of the external consultants’ executive compensation analysis. The size and mix of each element in a compensation package is based on job impact on the Company, market practice and overall Company and individual performance. The level of incentive compensation typically increases in relation to an executive officer’s responsibilities. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on annual results and stock price performance more closely aligns the executive officer’s interests with those of the shareholder.

The Committee may decide, as appropriate, to modify the mix of base, annual and long-term incentives to best fit an executive officer’s specific circumstances. For example, the Committee may make the decision to award more cash and not award a stock grant. This provides more flexibility to the Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for stock options. The Compensation Committee may also increase the size of stock option grants to an executive officer if the total number of career stock option grants does not adequately reflect the executive’s current position with the Company.

Selection of Comparator Companies

The Compensation Committee approves annually the companies used in the executive compensation analysis based on surveys by the executive compensation consulting firm. The Company’s human resources function works with the executive compensation consultants to match Company positions against survey positions and to compile the annual compensation data for each executive officer.

Two peer groups are used for the Company’s compensation analysis. The first peer group includes 33 companies in the oil services, exploration and production, refining and pipeline industries, including 11 direct competitors in the oilfield services industry, which are part of Value Line’s Oilfield Services Industry Group. Several international energy and energy-related companies that also meet the established criteria are included in this peer group, reflecting the Company’s international operations. The second peer group includes 49 companies with revenues from $10-$30 billion and a median revenue of $14.5 billion. The revenue range was extended to $10-$30 billion in 2006 from $5-$25 billion (median revenue of $10 billion) to better reflect the size of the Company. Excluded from this peer group are companies from industry sectors that are least comparable to Schlumberger’s areas of focus and that do not have a global presence. The peer group data provides guidance but does not dictate the setting of executive officers’ compensation.

In addition to this peer-based market analysis, an internal equity analysis is carried out to ensure that both the total compensation and individual compensation components for each executive officer position are sized appropriately in relation to each other.

Timing of Compensation Decisions

All elements of executive officer compensation are reviewed each January, after a review of financial, operating and personal objectives with respect to the prior year’s results. Early in the calendar year, financial, operating and personal objectives are determined for the current year. The Compensation Committee may, however, review salaries or grant stock options at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of the more significant compensation events:

Event	Timing
Set Board and Committee dates	At least 1 year prior to meeting dates. Board meetings have historically been held on the third Thursday of January, April, July and October, and committee meetings have been held the day before each Board meeting. In 2006, the Board also began meeting on the first Thursday of June without any associated committee meetings.

Establish executive officer financial objective(s)	January of each fiscal year for current year

Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year

External consultants provide analysis for Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year

Evaluate executive performance (achievement of objectives established in previous fiscal year) and recommend compensation based on those results	Results approved in January of each fiscal year for annual cash incentive with respect to prior year. Earned incentive paid in February.

Review and recommend base salary and determine stock option grants	January of each fiscal year for base salary for that year and for stock options to be granted in that year

Cash Compensation

Base Salary

Base salaries for each executive officer position are compared with similar jobs in both peer groups. A base salary change for an executive officer position, except the CEO, is recommended by the CEO and approved by the Compensation Committee according to:

•	market movement of salaries in the peer groups;
•	comparison to internal peer positions;
•	the Company’s relative performance during the year; and
•	overall performance against objectives.

A base salary for a position at the executive level is generally fixed for several years, which means that increases are usually more significant when they occur. This less frequent change of base salary is also consistent with the emphasis on the at-risk, or variable, portion of compensation, namely annual cash incentive and stock options. While the comparator market data provide guidance in making decisions on executive compensation, the Committee considers the value of an executive officer’s position to the Company and the market competitiveness for the position’s requisite skills. If business or individual performance is below average, it is possible that no base salary increase will be awarded.

There are occasions when a base salary can be reduced such as when an executive officer moves to a position of lesser responsibility in the organization. Alternatively, the base salary can be frozen for a number of years until it falls in line with comparable positions. This depends on individual situations.

Base salary of the CEO is reviewed and recommended by the Committee for approval by the independent members of the Board based on the same criteria as above.

In 2006, Mr. Gould was awarded a base salary increase from $1,500,000 to $2,500,000 based on his achievements since he became CEO in March 2003. This was the first base salary increase for Mr. Gould since becoming CEO. The Committee took into consideration the overall Company performance, the refocus of the Company on oilfield services and Mr. Gould’s position in the comparator market, bearing in mind that the Committee sets executive officer compensation for a number of years. The Board approved the Committee’s recommended base salary increase.

In 2006, Mr. Sbiti, Executive Vice President of Oilfield Services, was recommended by the CEO for a base salary increase from 500,000 to 600,000 EUR, based on his performance and the performance of the Oilfield Services Group. Oilfield Services continues to grow in size, geography, competition and new product development. Mr. Sbiti had not received a base salary increase since he assumed the Executive Vice President position in January 2003. In recognition of Mr. Sbiti’s leadership role with the Oilfield Services Group and its continued growth and outstanding performance, Mr. Sbiti received a base salary increase from 600,000 EUR to 700,000 EUR in 2007.

As part of his phased retirement, Mr. Perraud will cease to be Chief Financial Officer effective March 1, 2007 and will be replaced by Simon Ayat. Mr. Perraud received no base salary increase in 2006.

In 2007, Mr. Boutte received a base salary increase to $650,000 in recognition of his strong performance and WesternGeco’s results. Mr. Boutte’s last base salary increase was in July 2003.

Mr. Corrigan was promoted to the position of Vice President of Operations of Oilfield Services in April 2006 with a base salary of 425,000 EUR.

Mr. Pai was an executive officer for part of 2006. His total compensation requires that we include him in the list of named executive officers. Mr. Pai’s compensation was set in October 2004, when he received a significant promotion to Vice President of Technologies. Mr. Pai was named Area President Europe and Africa in 2006, which is not an executive officer position. His base salary remained basically unchanged.

The base salaries for Messrs. Gould and Boutte place them in the top quartile of the comparator groups. The base salaries for Messrs. Perraud, Corrigan and Pai place them between the 50th and 75th percentiles of the comparator groups. Mr. Sbiti’s base salary places him at the 75th percentile of the comparator groups.

Annual Cash Incentive

Under SEC rules, the annual cash incentive for 2006 is presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The annual cash incentive potential for executive officers ranges from 0% to 60% to 0% to 100% of base salary depending on the position. Half of the potential range is based on the satisfactory completion of personal objectives and the other half of the potential range is based on the satisfaction of financial objectives. The incentive is performance-based and is paid out in February according to the achievement of both personal and financial objectives during the previous fiscal year. The financial half of the incentive has an incremental financial element, which can double the payout on achievement of superior financial results. This enhanced incentive is only applied to operations and staff positions reporting to the CEO, to jobs reporting to executive officers and to certain operations and staff jobs that have a significant impact on the Company’s success. The Committee reviews and recommends to the full Board the financial objectives for both the executive officers and the CEO. The Compensation Committee approves the personal objectives for the CEO and assesses the CEO’s performance against those objectives in determining the level of the annual incentive award, which is approved by the Board. The CEO approves the personal objectives for the other executive officers and the Committee reviews and approves the results.

2006 Annual Incentive

In 2006, the financial half of the incentive for all executive officers was based on earnings per share goals.

Earnings per share before charges and credits (herein referred to as “EPS”) was selected as the most appropriate measure upon which to base the annual incentive because it is currently the metric that Schlumberger believes is most widely used to evaluate the performance of Schlumberger by investors and analysts. A minimum performance level was set, below which no financial incentive would be paid. Schlumberger has paid zero financial incentive in years when performance does not reach expected results.

Due to the potential for exceptional growth that began in 2006, a series of stretch targets was set based on EPS, which provided the opportunity to increase the financial half of the incentive from 100% to 300% of the incentive potential for those eligible. No incentive would have been paid if the minimum EPS target had not been met. In order for 100% of the financial incentive to pay out in 2007 for goals set in 2006, the EPS achieved had to be a minimum of 41% higher than the EPS achieved in 2005. An increase in EPS of over 47% was needed to achieve 200% of the financial incentive, and an increase in EPS of at least 53% was needed to achieve the maximum 300% level. For 2006, EPS was 82% above 2005, resulting in incentive payments at the 300% level.

As Mr. Pai is no longer an executive officer, his financial objectives included financial targets specific to his business as well as the EPS goals of the other named executive officers. Mr. Pai’s incentive award was paid on a pro-rata basis taking into account the first four months of the year in his executive officer position and the rest of the year in his new position.

The second half of the incentive is related to personal objectives that are specific to each executive officer position and may relate to:

•	technology or geographical profitability or revenue growth;
•	new technology introduction and market penetration;
•	acquisitions or divestitures;
•	non-financial goals that are important to the Company’s success, including:
•	people-related objectives such as retention and diversity; and
•	safety objectives; and
•	any other business priority.

In 2006, the CEO, each of the executive officers and Mr. Pai had an objective to reduce attrition in professional groups. This was particularly difficult given the high level of competition for technical talent in the energy sector. In addition, the CEO, business heads and Mr. Pai had growth goals relating to their business area and an objective on strategic alliances or acquisitions. Each business head had Quality, Health, Safety and Environment objectives to maintain excellent performance or improve in a particular area.

The CEO had an objective to reorganize the service/product line segments in the second quarter of 2006. This new organization was achieved in the third quarter of 2006. The CEO also had an objective on social responsibility and corporate governance.

The award for the personal half of the objectives was based on the results each executive achieved.

Total Cash Compensation

Cash compensation is comprised of base salary and annual cash incentive. Typically the higher the job is in the management hierarchy, the smaller the base salary as a percentage of total compensation. In other words, the higher the job impact on Company results, the larger the variable portion of compensation as a percentage of total compensation.

2006 Annual Incentive as a Percentage of Base Salary
						Total
Name	Total Incentive Range Eligibility	Financial Half Incentive Eligibility	Financial Half Incentive Achieved*	Personal Half Incentive Eligibility	Personal Half Incentive Achieved	Incentive as a % of Base Salary

A. Gould	0-100	50	150	50	45	195
J.-M. Perraud	0-100	50	150	50	43	193
C. Sbiti	0-100	50	150	50	42	192
D. Boutte	0-75	37.5	112.5	37.5	30	142.5
M. Corrigan**	0-75	37.5	112.5	37.5	25.5	138
S. Pai	0-75	37.5	112.5	37.5	34	146.5

*	Enhanced pay-out (300% of incentive eligibility) based on achievement of superior financial goals.

**	The information presented for Mr. Corrigan reflects his total annual incentive as a percentage of his base salary following his promotion in April 2006. Prior to his promotion, Mr. Corrigan had a lower incentive range.

Long-Term Incentives

Stock Options

Stock options are a vital piece of the Company’s total compensation package and are designed to give high value employees and executive officers a longer-term stake in the Company, act as a long-term retention tool and align employee and shareholder interests.

Stock Option Granting Process

The Compensation Committee is responsible for option grants under Schlumberger’s stock option and incentive plans. The Committee approves the total number of shares that will be available for grants the following year at the October Compensation Committee meeting. Management determines the allocation by group and function and individual recommendations are made by the heads of the operations and the functions and approved by the CEO. The Compensation Committee approves and grants all stock option awards, paying particular attention to executive officer awards, which are recommended by the CEO. Awards for the executive officers and CEO are granted by the Committee and discussed with the Board.

The regular Board and Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, on the third Thursday of January, April, July and October, and the Committee meetings held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually two days in advance of the announcement of earnings. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option decisions, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, annual stock option grants are made at the January meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement. It is Schlumberger’s policy to make awards to executive officers and other employees at the same time. Exceptionally in May 2005, the Compensation Committee acted at a special meeting to make stock option grants for retention purposes to certain technical employees who were not executive officers.

The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the New York Stock Exchange on the date of grant. The potential gain with any increase in stock price is the same as the shareholders’ gain.

The last four-year ratable grant (vesting in equal parts over four years) was in January 2006. Since then, stock options have five-year ratable vesting, except that stock options granted to most employees in France have four-year cliff vesting. At the same time that the four-year ratable vesting was introduced in July 2003, the amount of earnings from stock options was capped at 125% of the exercise price. Both of these decisions were taken to limit stock option expense following the introduction of new accounting rules on expensing stock options. The decisions in April 2006 to eliminate the earnings cap for newly granted stock options and to return to five-year vesting were intended to enhance the retention of key employees in today’s highly competitive market. As a result of these decisions, stock option expense increased due to the higher opportunity for gain during the life of the option and the longer vesting period. The Company believes, however, that the expense is justified.

Stock options are awarded to exempt employees (usually defined as employees in professional-level jobs), but each general grant typically includes fewer than 10% of the exempt population. The selection process for employees recommended for a grant is the same for all employees and is based on management’s decision regarding the performance and potential of each individual, the individual’s success in achieving both operating and non-financial objectives and the desire to retain key employees while motivating future exceptional performance. The list of recommendations to the Compensation Committee is reviewed through the Executive Vice President of each operating group and is approved by the Vice President of Personnel and the CEO.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;
•	repricing, or reducing the exercise price of a stock option;
•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant;
•	providing grants with a reload vehicle; or
•	acceleration of vesting upon retirement.

Executive Stock Ownership Guidelines

The Committee and management believe strongly in linking executive long-term rewards with shareholder value. As a result, the Compensation Committee has established the following stock ownership guidelines applicable to executive officers and other key position holders.

Title	Stock Ownership Guidelines
CEO	5 times base salary
Executive Vice President	3 times base salary
Other Officers	1.5 times base salary
Key Staff Positions	1 times base salary

Each executive covered by the guidelines must hold in shares at least 30% of their gain on the stock option exercise for a period of six months. Those who do not meet the guidelines after the six-month period must continue to hold the shares until the guidelines are met. There is no specified timeline to achieve the guidelines, as many of the executives hold their options for the life of the grant.

The stock ownership guidelines also specify that any individual covered by this policy may not purchase, sell or enter into any market transactions with respect to Schlumberger stock during any “blackout” period. A blackout period usually applies from the beginning of the first day following the last month of each fiscal quarter (January, April, July and October 1 of each year) up to and including two full trading days after the public release of Schlumberger’s quarterly or annual financial results. In addition to the regularly scheduled blackout periods, Schlumberger may impose additional blackout periods during which there exists material non-public information about Schlumberger, such as major acquisitions and divestitures.

Prohibition on Speculation in Schlumberger Stock

The stock ownership guidelines prohibit executives from speculating in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases); buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Stock Options Granted to Executive Officers with Respect to 2006 Performance

The Compensation Committee makes grants of stock options primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option grant increases with the level of position, and for the CEO is typically the largest element of the total compensation package. In determining the amount, if any, of stock options granted to executive officers, the Compensation Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;
•	achievement of non-financial goals;
•	the executive officer’s contribution to the Company’s success;
•	the level of competition for executives with comparable skills and experience;
•	a review of compensation for comparable positions with the comparator groups;
•	the total number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and
•	a review of the internal equity of peer position career grants.

The following table sets forth stock option grants on January 17, 2007 with respect to each named executive officer’s performance in 2006:

Stock Option Grants

Name	Number of Shares Granted*
A. Gould	400,000
J.-M. Perraud	0
C. Sbiti	130,000
D. Boutte	70,000
M. Corrigan	0
S. Pai	0

*	No stock options were granted to Mr. Perraud due to his pending change in responsibilities. Messrs. Corrigan and Pai received two grants in 2006, so they received no grant in January 2007.

Restricted Stock and Restricted Stock Units

In 2006, the Company amended the 2005 Stock Incentive Plan to introduce restricted stock and restricted stock units. The forms of compensation were needed as a retention tool for key technical employees with significant experience due to the extreme competitiveness for such expertise in the oil and gas industry. There are no performance criteria, and vesting is based on a three-year cliff service requirement. Each grant is considered carefully to ensure the Company is targeting the right population and is approved through the Executive Vice President of the operating group and the CEO and granted by the Compensation Committee. To date, restricted stock and restricted stock units have not been granted to executive officers. The plan allows the flexibility to award restricted stock and restricted stock units to executive officers in the future as long as performance criteria are included in the vesting requirements of the grants to executive officers.

Recoupment of Performance-based Bonuses

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based bonuses paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to provide careers and to promote retention, retirement plans are provided, where possible, for all employees, including executive officers, according to local market conditions. Schlumberger considers that both compensation and longer-term benefit plans are important elements of the compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice on retirement ages. They are designed to complement but not substitute for local Government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans which provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.

Officers and other employees in the US whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the US are entitled to participate in the applicable plans of the country where they are assigned including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. This practice involves a transition into retirement, whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to ensure a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional stock options or, once his or her work time is reduced, for an annual cash incentive.

In connection with Mr. Perraud’s pending change in responsibilities, Schlumberger and Mr. Perraud have entered into an employment agreement to be effective as of March 1, 2007. Under the terms of the agreement, Mr. Perraud will be employed as a Senior Financial Advisor to the Chairman until November 30, 2010, with an initial term commencing on March 1, 2007 and continuing on a full-time basis until November 30, 2007 and a secondary, reduced-time term commencing on December 1, 2007 and continuing until November 30, 2010.

Mr. Perraud will receive compensation and benefits consisting of (1) a base salary of $50,000 per month during the initial term and $37,500 per month during the secondary term; (2) continued participation in Schlumberger’s health, welfare and insurance plans on a basis comparable to that of other U.S. employees; (3) continued accrual of benefits under Schlumberger’s qualified pension plans and qualified profit-sharing plans based on an annual salary of $600,000 and on any incentive payments made to him in January 2008; (4) a prorated payment (based on 11 months of service during 2007) in Schlumberger’s 2007 performance incentive program; and (5) cash in an amount equal to accrued and unused vacation as of February 28, 2007. During the initial term and the secondary term, Mr. Perraud will generally continue to vest in stock options previously granted to him under Schlumberger’s stock option plans. If Mr. Perraud voluntarily terminates the agreement and does not become employed by an unauthorized competitor, Mr. Perraud will be entitled to exercise any vested stock options for up to the lesser of five years or the amount of time left on the option term. If Schlumberger and Mr. Perraud mutually agree to terminate the agreement, Mr. Perraud will be entitled to the same benefits in the event of a voluntary termination and (1) if during the initial term, an amount equal to $50,000 multiplied by the number of months remaining in the initial term plus $550,000 or, (2) if during the secondary term, the sum of $37,500 multiplied by the number of months remaining in the secondary term. The agreement also contains confidentiality, return of property and noncompetition covenants.

Employment Agreements

Schlumberger does not provide employment agreements for executive officers, except in connection with phased retirement as described above. This is in line with the overall philosophy, previously discussed, that executive officers, including the CEO, be given the same elements of compensation as other employees.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical cover and life and disability insurance, on a country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger standard, Schlumberger generally offers minimum coverage. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for officers.

Perquisites

Schlumberger provides only minimum perquisites to executive officers which have been identified in the narrative notes to the compensation tables. The same perquisites are generally available to exempt employees. For example, relocation assistance is provided to employees based on a company-wide policy.

Impact of Accounting and Tax Treatment

Accounting Treatment

Schlumberger was an early adopter of the accounting rules which required companies to expense the costs of stock-based compensation in their financial statements. As such, the Company began recording stock-based compensation expense in the income statement in the third quarter of 2003 for all stock-based awards after January 1, 2003. The fair value of each award is estimated on the date of grant, using the Black-Scholes option pricing model. Once the fair value of each award is determined, it is expensed in the income statement ratably over the vesting period.

Tax Treatment

The Company grants both incentive stock options and non-qualified stock options according to US tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual to the Company’s Chief Executive Officer or any of the other four most highly compensated executives. The Company’s stock option plans are in compliance with the provisions of Section 162(m) and are not subject to the $1 million limitation. The Committee continues to believe that the cash compensation payable in excess of this amount for the five named executives will not result in any material loss of tax deduction.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Nicolas Seydoux
Adrian Lajous	Linda G. Stuntz, Chair
Michael E. Marks

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2006 to the Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers as of December 31, 2006 and one other person who was an executive officer during 2006 but who was not serving as an executive officer as of December 31, 2006 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus (4) ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total ($)

A. Gould Chairman and Chief Executive Officer	2006	2,500,000	N/A	N/A	8,689,859	4,875,000	955,156	510,980	(8)	17,530,995

J.-M. Perraud Executive Vice President and Chief Financial Officer	2006	600,000	N/A	N/A	1,107,692	1,158,000	297,427	268,745	(9)	3,431,864

C. Sbiti (1) Executive Vice President OFS	2006	748,130	N/A	N/A	2,376,617	1,436,409	474,079	157,322	(10)	5,192,557

D. Boutte (2) President WesternGeco	2006	520,073	N/A	N/A	1,631,745	741,058	18,330	211,555	(11)	3,122,761

M. Corrigan (1) Vice President Operations OFS	2006	505,902	N/A	N/A	569,793	658,978	148,247	331,854	(12)	2,214,774

S. Pai (1)(3) President EAF	2006	567,332	N/A	N/A	1,223,045	831,172	165,248	127,574	(13)	2,914,371

(1)	Messrs. Sbiti and Pai are paid in Euros, and a portion of Mr. Corrigan’s salary for 2006 was paid in Euros. For purposes of this table, the compensation for Messrs. Sbiti, Pai and Corrigan has been determined using the 2006 average exchange rate of 1 U.S. Dollar = 0.802 Euros.

(2)	Mr. Boutte is paid in Pounds Sterling. For purposes of this table, the compensation for Mr. Boutte has been determined using the 2006 average exchange rate of 1 U.S. Dollar = 0.548 Pounds Sterling.

(3)	Mr. Pai was an executive officer for part of 2006. Mr. Pai was named Area President Europe and Africa in 2006, which is not an executive officer position.

(4)	The annual cash incentive paid to Schlumberger’s named executive officers is included in the column “Non-Equity Incentive Plan Compensation.”

(5)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2006 under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) for grants made in 2006 and prior years. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2006	2005	2004	2003	2002	2001

Dividend yield	0.8%	1.3%	1.5%	1.4%	1.6%	1.6%
Expected volatility	33%	31%	24%	36%	34%	33%
Risk free interest rates	4.3%	3.8%	3.6%	2.7%	4.8%	3.0%
Expected option life	6.1 years	4.5 years	4.5 years	4.7 years	6.6 years	5.5 years
Weighted-average fair value per share	$20.03	$7.12	$6.17	$5.17	$10.11	$10.75

(6)	The amounts in this column reflect the change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans. There are no nonqualified deferred compensation earnings reflected in this column because no executive officer received above-market or preferential earnings on such compensation during 2006.

(7)	All of the perquisites included and described in All Other Compensation are generally available to all of the Company’s exempt employees. Relocation assistance is provided to employees based on a company-wide policy.

(8)	The amount disclosed for Mr. Gould includes the following:

Item	Amount

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$267,300
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$133,650
Contributions to Schlumberger Profit Sharing Plans	$13,200
Contributions to Schlumberger 401(k) Plan	$6,600
Perquisites:
Relocation expenses:
Closing costs on sale of home	$86,411
Other expenses (moving costs, closing costs on purchase of home and other related costs)	$3,819

Total	$510,980

(9)	The amount disclosed for Mr. Perraud includes the following:

Item	Amount

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$75,720
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$37,860
Contributions to Schlumberger Profit Sharing Plans	$13,200
Contributions to Schlumberger 401(k) Plan	$6,600
Perquisites
Relocation expenses:
Lump-sum payment	$100,000
Other expenses (moving costs, closing costs on purchase of home and other related costs)	$11,365
Allowance in lieu of hotel expenses	$24,000

Total	$268,745

(10)	The amount disclosed for Mr. Sbiti reflects contributions to the Schlumberger International Staff Profit Sharing Plan.

(11)	The amount disclosed for Mr. Boutte includes the following:

Item	Amount

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$75,733
Contributions to the Schlumberger US Citizens Abroad Profit Sharing Plan	$17,600
Contributions to the Schlumberger International Staff Pension Plan	$86,172
Perquisites
Tax preparation expenses in connection with international assignment and cost of annual trip home	$32,050

Total	$211,555

(12)	The amount disclosed for Mr. Corrigan includes the following:

Item	Amount

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$36,057
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$18,028
Contributions to Schlumberger Profit Sharing Plans	$13,200
Contributions to Schlumberger 401(k) Plan	$6,600
Perquisites
Relocation expenses:
North American relocation payment	$40,000
Lump-sum payment	$20,741
Temporary living expenses	$15,874
Other expenses (moving costs, closing costs on purchase and sale of home, home sale bonus and other related costs)	$107,532
Child education expenses	$19,967
Payment for accrued vacation time in connection with relocation	$50,769
Tax preparation expenses in connection with international assignment	$3,086

Total	$331,854

(13)	The amount disclosed for Mr. Pai includes the following:

Item	Amount

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$56,267
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$28,133
Contributions to Schlumberger Profit Sharing Plans	$13,200
Contributions to the Schlumberger 401(k) Plan	$6,600
Perquisites
Tax preparation expenses in connection with international assignment and cost of annual trip home	$23,374

Total	$127,574

Grants of Plan-Based Awards for Fiscal Year 2006

The following table sets forth certain information concerning options granted to named executive officers during 2006.

Name(1)	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

A. Gould	1/18/2006	800,000	54.235	54.555	15,000,000
J.-M. Perraud	1/18/2006	80,000	54.235	54.555	1,500,000
C. Sbiti	1/18/2006	260,000	54.235	54.555	4,875,000
D. Boutte	1/18/2006	140,000	54.235	54.555	2,625,000
M. Corrigan	1/18/2006 7/19/2006	60,000 30,000	54.235 63.545	54.555 64.240	1,125,000 798,090
S. Pai	1/18/2006 7/19/2006	80,000 30,000	54.235 63.545	54.555 64.240	1,500,000 798,090

(1)	For information regarding the annual cash incentive paid to Schlumberger’s named executive officers with respect to 2006, please read “Compensation Discussion and Analysis—Cash Compensation—Annual Cash Incentive—Total Cash Compensation.”
(2)	The number of options granted on January 18, 2006 has been adjusted to reflect the 2-for-1 stock split that occurred in April 2006.
(3)	The amounts disclosed in this column include option grants made pursuant to the following stock option plans:

	Schlumberger 1998 Stock Option Plan	Schlumberger 2001 Stock Option Plan	Schlumberger 2005 Stock Incentive Plan
Mr. Gould	200,000	400,000	200,000
Mr. Perraud	80,000	N/A	N/A
Mr. Sbiti	N/A	N/A	260,000
Mr. Boutte	140,000	N/A	N/A
Mr. Corrigan	N/A	30,000	60,000
Mr. Pai	30,000	N/A	80,000

(4)	The exercise price is equal to the average of the high and low per share prices of Schlumberger stock on the dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by withholding of shares of Schlumberger stock.

Stock options granted in January 2006 vest in four equal annual installments and the amount of profit is capped at 125% of the exercise price. All stock option awards after January 2006 vest in five equal annual installments and are not subject to a profit cap. The return to five-year ratable vesting and elimination of the profit cap were intended to enhance the retentive effect for stock options granted to key employees in today’s highly competitive market.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth certain information with respect to the named executive officers concerning options outstanding as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date

A. Gould	11,880	0	41.174	10/21/1997	10/21/2007
	400,000	0	41.141	10/19/2000	10/19/2010
	200,000	0	31.188	4/18/2001	4/18/2011
	480,000	120,000	27.873	4/17/2002	4/17/2012
	360,000	240,000	20.648	1/15/2003	1/15/2013
	415,000	415,000	27.950	1/21/2004	1/21/2014
	200,000	600,000	32.455	1/19/2005	1/19/2015
	0	800,000	54.235	1/18/2006	1/18/2016

J.-M. Perraud	20,000	0	32.125	1/18/2000	1/18/2010
	40,000	0	41.141	10/19/2000	10/19/2010
	60,000	0	31.188	4/18/2001	4/18/2011
	80,000	20,000	27.873	4/17/2002	4/17/2012
	0	30,000	23.010	7/16/2003	7/16/2013
	50,000	50,000	32.618	7/21/2004	7/21/2014
	25,000	75,000	32.455	1/19/2005	1/19/2015
	0	80,000	54.235	1/18/2006	1/18/2016

C. Sbiti	80,000	20,000	27.873	4/17/2002	4/17/2012
	120,000	80,000	20.648	1/15/2003	1/15/2013
	90,000	90,000	32.618	7/21/2004	7/21/2014
	45,000	135,000	32.455	1/19/2005	1/19/2015
	0	260,000	54.235	1/18/2006	1/18/2016

D. Boutte	21,978	0	41.174	10/21/1997	10/21/2007
	8,792	0	35.658	4/15/1998	4/15/2008
	32,968	0	27.810	4/21/1999	4/21/2009
	40,000	0	36.516	4/19/2000	4/19/2010
	100,000	0	31.188	4/18/2001	4/18/2011
	160,000	40,000	27.873	4/17/2002	4/17/2012
	60,000	40,000	20.648	1/15/2003	1/15/2013
	50,000	50,000	32.618	7/21/2004	7/21/2014
	25,000	75,000	32.455	1/19/2005	1/19/2015
	0	140,000	54.235	1/18/2006	1/18/2016

M. Corrigan	0	2,000	27.873	4/17/2002	4/17/2012
	0	10,000	23.010	7/16/2003	7/16/2013
	20,000	20,000	32.618	7/21/2004	7/21/2014
	10,000	30,000	32.455	1/19/2005	1/19/2015
	0	60,000	54.235	1/18/2006	1/18/2016
	0	30,000	63.545	7/19/2006	7/19/2016

S. Pai	12,000	0	36.516	4/19/2000	4/19/2010
	50,000	0	38.532	1/17/2001	1/17/2011
	128,000	32,000	27.873	4/17/2002	4/17/2012
	60,000	20,000	23.010	7/16/2003	7/16/2013
	30,000	30,000	32.618	7/21/2004	7/21/2014
	15,000	45,000	32.455	1/19/2005	1/19/2015
	0	80,000	54.235	1/18/2006	1/18/2016
	0	30,000	63.545	7/19/2006	7/19/2016

(1)	Options granted from July 2003 to January 2006 have four- year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. Grants made before and after these dates have five-year ratable vesting and no profit cap.

Option Exercises and Stock Vested for Fiscal Year 2006

The following table sets forth certain information with respect to stock options exercised by named executive officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

A. Gould	317,820	8,128,638
J.-M. Perraud	146,152	5,127,726
C. Sbiti	174,514	5,662,006
D. Boutte	—	—
M. Corrigan	82,333	2,962,067
S. Pai	9,890	275,330

Pension Benefits

Schlumberger maintains the following pension plans for executive officers and other employees that provide for lifetime pensions upon retirement based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);
•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);
•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);
•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”); and
•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

A. Gould	SLB Pension Plan SLB Supplementary Plan	9.5 7.0	482,735 3,531,447	N/A N/A

J.-M. Perraud	SLB Pension Plan SLB Supplementary Plan	11.4 8.8	449,875 1,112,873	N/A N/A

C. Sbiti	STC Pension Plan SLB French Supplementary Plan	0.9 1.0	51,406 472,730	N/A N/A

D. Boutte	SLB Pension Plan STC Pension Plan SLB Supplementary Plan STC Supplementary Plan	3.0 12.3 3.0 2.5	141,248 243,223 250,166 29,613	N/A N/A N/A N/A

M. Corrigan	SLB Pension Plan STC Pension Plan SLB Supplementary Plan STC Supplementary Plan	0.3 8.1 0.3 5.8	N/A 316,583 23,171 293,224	N/A N/A N/A N/A

S. Pai	SLB Pension Plan STC Pension Plan SLB Supplementary Plan STC Supplementary Plan	2.3 7.2 2.3 3.8	65,803 148,527 268,402 211,840	N/A N/A N/A N/A

Tax-Qualified Pension Plans

Both the Schlumberger Limited Pension Plan and the Schlumberger Technology Corporation Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan and the employee’s length of service with Schlumberger. From January 1,1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65, however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85”, an employee or executive officer who terminates after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Messrs. Gould and Perraud are each eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a life-time annuity. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the executive officers working in the US were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the Schlumberger Limited Supplementary Benefit Plan and the Schlumberger Technology Corporation Supplementary Benefit Plan contain nonqualified pension benefits. These plans have substantially identical terms and each plan provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code (“U.S. IRC”) limits on (1) annual compensation that can be taken into account under qualified plans and (2) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or its affiliates. Messrs. Gould and Perraud are each eligible for retirement with an unreduced pension under the rule of 85. Currently, nonqualified plan benefits are paid to an employee (or the employee’s beneficiary) at the same time and in the same manner as the benefit is paid under the applicable qualified plan. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of ERISA. The Company has not granted and does not expect to grant extra years of credited service under the nonqualified pension plans to executive officers.

French Supplementary Pension Plan

Effective January 2006, the Company adopted a French Supplementary Pension Plan for exempt employees in France. The plan complements existing national plans and provides a pension from age 60 when the employee retires from Schlumberger and is eligible for a French state pension. The benefit is equivalent to 1.5% of admissible compensation above the earnings cap for less than fifteen years service and 2% of admissible compensation for more than fifteen years service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee accepts early retirement before age 60, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan.

Nonqualified Deferred Compensation

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to named executive officers.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(3)

A. Gould	267,300	400,950	540,871	—	5,815,141
J.-M. Perraud	126,200	113,580	244,970	—	2,195,635
C. Sbiti	—	157,322	160,791	—	2,298,906
D. Boutte	53,858	161,905	450,996	—	2,004,766
M. Corrigan	90,142	54,085	112,732	—	1,259,843
S. Pai	140,667	84,400	77,447	—	1,091,279

(1)	Company contributions and aggregate balances include amounts contributed by Schlumberger to nonqualified deferred compensation plans in 2007 with respect to fiscal 2006 compensation. For more information on the amount of company contributions, please read footnotes (8) through (13) to the Summary Compensation Table.

(2)	Earnings include the increase in the present value of estimated annual benefits payable on retirement under the Schlumberger International Staff Pension Plan. For more information, please read note 3 to this table.

(3)	Includes the present value of target annual benefits payable on retirement under the Schlumberger International Staff Pension Plan. The present values for Messrs. Gould, Perraud, Sbiti, Boutte, Corrigan and Pai were $1,768,644, $178,152, $1,088,359, $1,681,053, $478,298, and $209,362, respectively, as of December 31, 2006. Payment of benefits under the plan is limited to assets in the plan, and accordingly if the plan does not have sufficient assets to make target payments to participants upon retirement, benefits may be reduced or curtailed.

Schlumberger maintains the following nonqualified deferred compensation plans for employees, including executive officers:

•	Schlumberger Limited Supplementary Benefit Plan;
•	Schlumberger Technology Corporation Supplementary Benefit Plan;
•	Schlumberger Limited Restoration Savings Plan;
•	Schlumberger Technology Corporation Restoration Savings Plan;
•	Schlumberger International Staff Pension Plan; and
•	Schlumberger International Staff Profit Sharing Plan.

Except for the international staff plans, all nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets. All of these nonqualified plans are intended to qualify as “supplementary plans” or “foreign plans” exempt from certain requirements of Title I of ERISA.

Schlumberger Supplementary Benefit Plans—Non-Qualified Profit Sharing

The Schlumberger Limited Supplementary Benefit Plan provides certain non-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The supplementary benefit plans provide an eligible employee with discretionary profit sharing contributions that are not permissible under the applicable tax-qualified plans due to U.S. IRC limits on (1) annual compensation that can be taken into account under qualified plans and (2) annual benefits that can be provided under qualified plans. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plans, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the nonqualified plan if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or the Company’s affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan.

Schlumberger Restoration Savings Plans

The Schlumberger Limited Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms. The restoration savings plans allow an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plans because of U.S. IRC limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15%) of his or her compensation over the U.S. IRC compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. The amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. No match is made in non-profitable years. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Fixed Income Fund under the Schlumberger Master Profit Sharing Trust. Matching contributions and related interest vest based on the employee’s years of service, as follows:

An employee’s account fully vests on his death, 60th birthday, plan termination or a change in control. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all rights under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates.

Schlumberger International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees and consequently the employees’ inability to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the Schlumberger International Staff Pension Plan for such employees. All of the Company’s named executive officers either have been in the International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan seeks to provide for a lifetime benefit upon retirement based on a specified number of years of service provided there are sufficient assets in the fund. The plan is funded through cash contributions made by the Company or its subsidiaries along with mandatory contributions by employees. Current contribution levels are as follows:

Age	Service	Employee	Employer

<50	<15	4%	1%
<50	≥15	5%	8%
≥ 50	<15	5%	8%
≥50	≥15	5%	8%

Target benefits under this plan are based on a participant’s admissible compensation (generally, base salary, incentive and geographical coefficient) for each year in which the employee participates in the plan and the employee’s length of service. Since January 1, 1993, the target benefit earned has been 2.4% of admissible compensation prior to completion of 15 years of service and 3.2% of admissible compensation for each year of service after 15 years, subject to there being sufficient assets in the fund. Those employees who remain with Schlumberger beyond 20 years of service have the first 15 years of service upgraded to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement, at or after age 50 with 20 years of service, as a life-time annuity.

Schlumberger International Staff Profit Sharing Plan

Schlumberger maintains an International Staff Profit Sharing Plan, which provides for an annual employer contribution based on admissible compensation. Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the Profit Sharing Plan shall be forfeited upon a determination by the Plan’s Administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct injurious to the Company, an affiliate or any customer.

Potential Payments Upon Termination or Change in Control

Schlumberger’s executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In line with this philosophy, executive officers do not have employment agreements or “golden parachutes.”

Phased Retirement

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. Please read “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion of this practice.

Stock Options

All salaried employees who receive stock options are subject to the same terms and conditions in the event of a termination or change in control.

Termination other than due to retirement

The following table summarizes the consequences under the Company’s stock option plans in the event an option holder’s employment is terminated other than due to retirement:

Event	Consequences

Termination of employment with consent of Schlumberger and not for cause	The Compensation Committee may permit stock options to be exercised at any time within three months after termination, provided that stock options may be exercised only before their expiration and only to the extent they are exercisable on the date of termination.

Death while employed by Schlumberger or after termination of employment but prior to full exercise of stock options that were exercisable on the date of such termination	Stock options may be exercised before expiration of their term by a person entitled to do so under the option holder’s will or the laws of descent and distribution, but only if such exercise occurs within 60 months after death (or, if earlier, the date of termination of employment) and only to the extent they are exercisable on the date of death.

Termination of employment for cause or without the consent of Schlumberger (other than due to death).	The option holder’s rights terminate immediately.

Notwithstanding the above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment.

Termination due to retirement

The following table summarizes the consequences under the Company’s stock option plans in the event an option holder’s employment is terminated due to retirement:

Event	Consequences

Termination of employment due to retirement	Stock options will be exercisable at any time during the 60-month period after termination by retirement or during the remainder of the option period, whichever is shorter (the “post-retirement exercise period”), but only to the extent they are exercisable on the date of termination.

Death after retirement during post-retirement exercise period	Stock options may be exercised during a 60-month period after the date of retirement by a person entitled to do so under the option holder’s will or the laws of descent and distribution, provided that the stock options may be exercised only before their expiration and only to the extent they were exercisable on the date of death.

Notwithstanding the above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within five years after termination of employment by retirement.

Change in Control

In the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, be fully exercisable and vested and all holders will be given notice to permit exercise for 30 days prior to the cancellation of the awards as of the effective date of such event. The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 29, 2006 that would become vested upon the occurrence of one of the events described in the preceding sentence:

Name	Amount ($)(1)
A. Gould	54,612,470
J.-M. Perraud	6,454,215
C. Sbiti	13,321,155
D. Boutte	8,191,435
M. Corrigan	2,539,564
S. Pai	4,944,169

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 29, 2006 ($63.16) and the exercise price of unvested stock options as of such date.

If Schlumberger merges or consolidates with one or more corporations and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock option plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive pursuant to the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, please read “Executive Compensation—Pension Benefits” and “– Nonqualified Deferred Compensation.”

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or its committees. The following table provides information on Schlumberger’s compensation for non-employee directors for 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2) (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total (4) ($)

John Deutch	$70,000	$276,560	—	—	—	—	$346,560
Jamie S. Gorelick	$60,000	$276,560	—	—	—	—	$336,560
Tony Isaac	$70,000	$276,560	—	—	—	—	$346,560
Adrian Lajous	$70,000	$276,560	—	—	—	—	$346,560
André Lévy-Lang	$80,000	$276,560	—	—	—	—	$356,560
Michael Marks	$50,000	$276,560	—	—	—	—	$326,560
Didier Primat	$50,000	$276,560	—	—	—	—	$326,560
Tore I. Sandvold	$60,000	$276,560	—	—	—	—	$336,560
Nicolas Seydoux	$70,000	$276,560	—	—	—	—	$346,560
Linda Gillespie Stuntz	$70,000	$276,560	—	—	—	—	$346,560
Rana Talwar	$50,000	$276,560	—	—	—	—	$326,560

(1)	Directors receive an annual retainer of $40,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership.

(2)	Since 2004, directors have received an annual grant of 2,000 shares of Schlumberger stock, which was adjusted to 4,000 shares in connection with the 2-for-1 stock split in April 2006. The value of annual stock grants is based on the closing price of Schlumberger stock on April 28, 2006, the date of grant. The annual stock award may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, each of which will represent the right to receive one share of Schlumberger common stock. The form of stock award and its terms, conditions and restrictions (including vesting) will be determined by Schlumberger’s Nominating and Governance Committee. A non-employee director may elect to defer the receipt of all or part of a stock award.

(3)	Ms. Stuntz, Ms. Gorelick and Mr. Lajous deferred receipt of 2,000 shares, 4,000 shares and 4,000 shares, respectively, until no earlier than the time each such person ceases to be a director.

(4)	Schlumberger also reimburses directors for out-of-pocket expenses attendant to Board membership.

2. Financial Statements

Upon completion of the audit procedures to be performed by PricewaterhouseCoopers LLP, the Company’s Consolidated Balance Sheet as at December 31, 2006, its Consolidated Statement of Income for the year ended December 31, 2006, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2006 are submitted to the stockholders pursuant to Schlumberger’s Articles of Incorporation.

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2006 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

3. Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent registered public accounting firm to audit the accounts of the Company for the year 2007. A majority of the votes cast is required to approve the appointment of Pricewaterhousecoopers LLP. A representative of PricewaterhouseCoopers LLP will attend the 2007 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2006 and 2005 annual financial statements and reviews of quarterly financial statements and other audit services and (ii) the other services described below that were billed in 2006 and 2005.

	Year Ended December 31,
	2006	2005
	(in thousands)
Audit Fees (1)	$13,772	$13,928
Audit-Related Fees (2)	1,036	1,341
Tax Fees (3)	410	700
All Other Fees	—	—

Total	$15,218	$15,969

(1)	Includes fees for statutory audits and fees for joint venture audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other tax services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all engagements of Schlumberger’s independent registered public accounting firm to provide services to the Company and its subsidiaries. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2006, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2008 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2008 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November 2, 2007.

Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2008 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 16, 2008.

Other Matters

Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Ellen Summer
Secretary

Houston, Texas

March 1, 2007

Schlumberger Limited (Schlumberger N.V.)

Proxy Solicitation on Behalf of the Board of Directors

Annual General Meeting of Stockholders

P R O X Y

The undersigned, having received the Notice and Proxy Statement of the Annual General Meeting of Stockholders and the 2006 Annual Report to Stockholders, hereby appoints Aede Gerbranda, Myron Hu-A-Ng, Luc Sturm and Willem van Bokhorst and each of them proxies, with power of substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles on April 11, 2007, and at any adjournment or adjournments thereof.

If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.

SEE REVERSE SIDE	Continued and to be signed on reverse side	SEE REVERSE SIDE

SCHLUMBERGER LIMITED

C/O COMPUTERSHARE TRUST COMPANY, N.A.

P.O. BOX 43078

PROVIDENCE, RI 02940-3078

Your vote is important. Please vote immediately.

Vote-by-Internet 1. Log on to the Internet and go to http://www.investorvote.com	OR	Vote-by-Telephone 1. Call toll-free: 1-800-652-8683 If outside the U.S., Canada and Puerto Rico, call collect on a touch-tone phone: 1-781-575-2300

If you vote over the Internet or by telephone, please do not mail your card.

Proxies voted by Telephone or Internet must be received by

11:59 P.M. EDT – April 10, 2007

☒	Please mark votes as in this example

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations. Directors recommend a vote FOR items 1, 2 and 3.
						FOR	AGAINST	ABSTAIN
1.

Election of 13 Directors

Nominees (01) P. Camus, (02) J.S. Gorelick,

(03) A. Gould, (04) T. Isaac, (05) N. Kudryavtsev,

(06) A. Lajous, (07) M.E. Marks, (08) D. Primat, (09) L. R. Reif, (10) T.I. Sandvold,

(11) N. Seydoux, (12)L.G. Stuntz, (13) R. Talwar

					2. Adoption and approval of Financials and Dividends	☐	☐	☐
					3. Approval of independent registered public accounting firm.	☐	☐	☐
	FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES
	__________________________________				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐
For all nominees except as noted above

Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such.

Please sign, date and return in the enclosed envelope.

Signature: __________________________	Date: __________	Signature: __________________________	Date: __________